Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

ZOOZ Power Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(1)(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value NIS 0.00286 per share	457(c)	4,937,340	$2.44	$12,047,109.6	0.00015310	$1844.41
Total Offering Amounts					$12,047,109.6		$1,844.41
Total Fee Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$1,844.41

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of Ordinary Shares, NIS 0.00286 per share (“Ordinary Shares”), of ZOOZ Power Ltd. (the “Registrant”) that become issuable upon share splits, share dividends or other distribution, recapitalization or similar events with respect to the Ordinary Shares being registered pursuant to this Registration Statement.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s Ordinary Shares on the Nasdaq Capital Market on January 10, 2025.